Exhibit 10.5

Restricted Stock Units Award
To Board of Directors
TRIMAS CORPORATION
2011 OMNIBUS INCENTIVE COMPENSATION PLAN
RESTRICTED STOCK UNITS AGREEMENT

TriMas Corporation (the “Corporation”), as permitted by the TriMas Corporation 2011 Omnibus Incentive Compensation Plan, as amended (“Plan”), and as approved by the Committee, hereby grants to the individual listed below (“Grantee”), a Restricted Stock Units Award (“Award”) for the number of Restricted Stock Units set forth below (“Restricted Stock Units”), subject to the terms and conditions of the Plan and this Restricted Stock Units Agreement (“Agreement”).
Unless otherwise defined in this Agreement, the terms used in this Agreement have the same meaning as defined in the Plan. The term “Service Provider” as used in this Agreement means an individual actively providing services to the Corporation or a Subsidiary or Affiliate of the Corporation. A Service Provider includes a member of the Board.
I.    NOTICE OF RESTRICTED STOCK UNITS AWARD

Grantee:	[specify Grantee’s name]
Date of Agreement:	[grant date]
Grant Date:	[grant date]
Number of Restricted Stock Units:	[number of Restricted Stock Units]

II.    AGREEMENT
A.    Grant of Restricted Stock Units. The Corporation hereby grants to Grantee (who, pursuant to this Award is a Participant in the Plan) the number of Restricted Stock Units set forth above, subject to adjustment as provided in this Agreement. The Restricted Stock Units granted under this Agreement are payable only in shares of Stock as described in Section II.A.2. Notwithstanding anything to the contrary anywhere else in this Agreement, the Restricted Stock Units in this Award are subject to the terms and provisions of the Plan, which are incorporated by reference into this Agreement.
1.    Vesting.
(a)General. Subject to Section II.A.1(b), the Restricted Stock Units will vest in full on the first anniversary of the Grant Date (the “Vesting Date”), subject to Grantee’s continued status as a Service Provider through such Vesting Date; provided, however, that subject to Code Section 409A, the Corporation retains the right to accelerate the vesting of all or a portion of the Restricted Stock Units subject to this Award.
(b)Termination of Service; Forfeiture. Any unvested Restricted Stock Units subject to this Award will be canceled and forfeited if Grantee terminates as a Service Provider, or if Grantee’s status as a Service Provider is terminated by the Corporation, for any reason before the

Vesting Date; provided, however, if Grantee ceases to be a Service Provider prior to the Vesting Date as a result of Grantee’s death or Disability, Grantee shall fully vest in the Restricted Stock Units subject to the Award as of the date on which Grantee ceases to be a Service Provider due to Grantee’s death or Disability.
2.    Settlement.
(a)General. Subject to Section II.A.2(b) below, and as soon as administratively practicable following (but no later than thirty (30) days following) the Vesting Date, the Corporation shall issue Grantee one share of Stock for each vested Restricted Stock Unit.
(b)Other Payment Events. Notwithstanding Section II.A.2(a), to the extent the Restricted Stock Units have not previously been settled, if Grantee ceases to be a Service Provider prior to the Vesting Date as a result of Grantee’s death or Disability, and such cessation to be a Service Provider constitutes a separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), the Corporation shall issue Grantee one share of Stock for each vested Restricted Stock Unit as soon as practicable following (but no later than thirty (30) days following) the date of such cessation.
3.    Dividend Equivalent Rights. From and after the Grant Date and until the earlier of (a) the time when the Restricted Stock Units vest and are settled in accordance with Section II.A.2 hereof or (b) the time when Grantee’s rights to the Restricted Stock Units are forfeited in accordance with Section II.A.1(b) hereof, on the date that the Corporation pays a cash dividend (if any) to holders of Stock generally, Grantee shall be credited with cash per Restricted Stock Unit equal to the amount of such dividend. Any amounts credited pursuant to the immediately preceding sentence shall be subject to the same applicable terms and conditions (including vesting, payment or forfeitability) as apply to the Restricted Stock Units based on which the dividend equivalents were credited, and such amounts shall be paid in either cash or Stock, as determined by the Committee in its sole discretion, at the same time as the Restricted Stock Units to which they relate. If such amounts are paid in Stock, the number of shares so paid shall be rounded down to the nearest whole number and shall be determined by dividing such credited amounts by the Fair Market Value per share of Stock on the payment date.
4.    Rights as a Shareholder. Grantee will not have any rights of a stockholder (including voting and dividend rights) with respect to the Restricted Stock Units covered by this Award (except as otherwise provided in Section II.A.3).
5.    Adjustments. The Restricted Stock Units covered by this Award will be subject to adjustment as provided in Section 17 of the Plan.
B.    Other Terms and Conditions.
1.    Non-Transferability of Award. Except as described below, this Award and the Restricted Stock Units subject to this Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. The terms of this Award are binding on the executors, administrators, heirs, successors and assigns of Grantee.
2.    Taxes. Grantee is responsible for the payment of any and all taxes that arise with respect to the Award. Grantee agrees to tender sufficient funds to satisfy any applicable taxes arising in connection with the vesting of the Restricted Stock Units under the Award.

3.    Dispute Resolution. Grantee and the Corporation agree that any disagreement, dispute, controversy, or claim arising out of or relating to this Agreement, its interpretation, validity, or the alleged breach of this Agreement, will be settled exclusively and, consistent with the procedures specified in this Section II.B.3, irrespective of its magnitude, the amount in controversy, or the nature of the relief sought, in accordance with the following:
(a)Negotiation. Grantee and the Corporation will use their best efforts to settle the dispute, claim, question or disagreement. To this effect, they will consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties.
(b)Arbitration. If Grantee and the Corporation do not reach a solution within a period of 30 days from the date on which the dispute, claim, disagreement, or controversy arises, then, upon written notice by Grantee to the Corporation or the Corporation to Grantee, all disputes, claims, questions, controversies, or differences will be submitted to arbitration administered by the American Arbitration Association (the “AAA”) in accordance with the provisions of its Employment Arbitration Rules (the “Arbitration Rules”).
(1)    Arbitrator. The arbitration will be conducted by one arbitrator skilled in the arbitration of executive employment matters. The parties to the arbitration will jointly appoint the arbitrator within 30 days after initiation of the arbitration. If the parties fail to appoint an arbitrator as provided above, an arbitrator with substantial experience in executive employment matters will be appointed by the AAA as provided in the Arbitration Rules. The Corporation will pay all of the fees, if any, and expenses of the arbitrator and the arbitration, unless otherwise determined by the arbitrator. Each party to the arbitration will be responsible for his/its respective attorneys fees or other costs of representation.
(2)    Location. The arbitration will be conducted in Oakland County, Michigan.
(3)    Procedure. At any oral hearing of evidence in connection with the arbitration, each party or its legal counsel will have the right to examine its witnesses and cross-examine the witnesses of any opposing party. No evidence of any witness may be presented in any form unless the opposing party or parties has the opportunity to cross-examine the witness, except under extraordinary circumstances in which the arbitrator determines that the interests of justice require a different procedure.
(4)    Decision. Any decision or award of the arbitrator is final and binding on the parties to the arbitration proceeding. The parties agree that the arbitration award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitration award may be entered in any court having jurisdiction.
(5)    Power. Nothing contained in this Agreement may be deemed to give the arbitrator any authority, power, or right to alter, change, amend, modify, add to, or subtract from any of the provisions of this Agreement.
The provisions of this Section II.B.3 survive the termination or expiration of this Agreement, are binding on the Corporation’s and Grantee’s respective successors, heirs, personal representatives, designated beneficiaries and any other person asserting a claim described above, and may not be modified without the consent of the Corporation. To the extent arbitration is required, no person asserting a claim has the right to resort to any federal, state or local court or administrative agency concerning the claim unless expressly provided by federal statute, and the decision of the arbitrator is a complete defense to any action or proceeding instituted in any tribunal or agency with respect to any dispute, unless precluded by federal statute.
4.    Code Section 409A. Without limiting the generality of any other provision of this Agreement, Sections 18.9 and 18.10 of the Plan pertaining to Code Section 409A is hereby explicitly incorporated into this Agreement.
5.    No Continued Right as Service Provider. Nothing in the Plan or in this Agreement confers on Grantee any right to continue as a Service Provider, or interferes with or restricts in any way the rights of the Corporation or any Subsidiary, which are hereby expressly reserved.
6.    Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provisions so held to be invalid or unenforceable shall be reformed to the extent (and only to the extent) necessary to make it enforceable and valid.
7.    Governing Law. This Agreement is governed by and construed in accordance with the laws of the State of Michigan, notwithstanding conflict of law provisions.
8.    Electronic Delivery. The Corporation may, in its sole discretion, deliver any documents related to the Restricted Stock Units and Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request Grantee’s consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Corporation or another third party designated by the Corporation.

(Signature Page Follows)

This Agreement may be executed in two or more counterparts, each of which is deemed an original and all of which constitute one document.
TRIMAS CORPORATION

Dated: [grant date]	By: /s/ Joshua A. Sherbin Name: Joshua A. Sherbin Title: Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary

GRANTEE ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS RESTRICTED STOCK UNITS AGREEMENT, NOR IN THE CORPORATION’S 2011 OMNIBUS INCENTIVE COMPENSATION PLAN, WHICH IS INCORPORATED INTO THIS AGREEMENT BY REFERENCE, CONFERS ON GRANTEE ANY RIGHT WITH RESPECT TO CONTINUATION AS A SERVICE PROVIDER OF THE CORPORATION OR ANY PARENT OR SUBSIDIARY OR AFFILIATE OF THE CORPORATION, NOR INTERFERES IN ANY WAY WITH GRANTEE’S RIGHT OR THE CORPORATION’S RIGHT TO TERMINATE GRANTEE’S SERVICE PROVIDER RELATIONSHIP AT ANY TIME, WITH OR WITHOUT CAUSE AND WITH OR WITHOUT PRIOR NOTICE.
BY CLICKING THE “ACCEPT” BUTTON BELOW, GRANTEE ACKNOWLEDGES RECEIPT OF A COPY OF THE PLAN AND REPRESENTS THAT GRANTEE IS FAMILIAR WITH THE TERMS AND PROVISIONS OF THE PLAN. GRANTEE ACCEPTS THIS RESTRICTED STOCK UNIT AWARD SUBJECT TO ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE PLAN. GRANTEE HAS REVIEWED THE PLAN AND THIS AGREEMENT IN THEIR ENTIRETY. GRANTEE AGREES TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE COMMITTEE UPON ANY QUESTIONS ARISING UNDER THE PLAN OR THIS AWARD.